Exhibit 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the inclusion in this Registration Statement of Nuveen Global Cities REIT, Inc. on Form S-11, Post-Effective Amendment No. 17 (File No. 333-222231) of our report dated January 10, 2019, with respect to our audit of the Statement of Revenue and Certain Operating Expenses of Main Street at Kingwood for the year ended December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ CohnReznick LLP

CohnReznick LLP

Charlotte, NC

January 25, 2019